Calculation of Filing Fee Tables

424(b)(3)

(Form Type)

National Rural Utilities Cooperative Finance Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	1.350% InterNotes® Due June 15, 2025	457(r)	$341,000	100%	$341,000	0.0000927	$31.61
Fees to Be Paid	Debt	2.100% InterNotes® Due April 15, 2030	457(r)	$253,000	100%	$253,000	0.0000927	$23.45
	Total Offering Amount					$594,000
	Net Fee Due							$55.06